J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
North America Structured Investments
5yr SPX/RTY/NDX Auto Callable Contingent Buffered Equity Notes
The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary
of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Indices:
S&P 500 ®Index, Russell 2000 ®Index and NASDAQ NASDAQ-100 Index ®
Contingent Buffer Amount:
40.00%
Pricing
Date: July 28, 2020
Final Review Date:
July 28, 2025
Maturity Date:
July 31, 2025
Review Dates:
Annually
CUSIP:
48132MQC8
Preliminary Pricing Supplement:
http://sp.jpmorgan.com/document/cusip/48132MQC8/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above above.
You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Ch ase Financial
Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Automatic Call
If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call
Value, the notes will be automatically called for a cash payment , for each $1,000 principal amount note , equal to (a ) 1,000 plus (b) the Call Premium Amount applicable to that Review Date , payable on the applicable Call Settlement Date. No further payments will be made on the notes.
Payment
At Maturity
If the notes have not been automatically called and the Final
Value of each Index is greater than its Initial Value , your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 ×Least Performing Index Return)
If the notes have not been automatically called and (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the
Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.
If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the
Contingent Buffer Amount, your payment at maturity per $ 1,000 principal amount note will be calculated as follows follows:
$1,000 + ($1,000 ×Least Performing Index Return)
If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the
Contingent Buffer Amount, you will lose more than 40% of your principal amount at maturity and could lose all of your principal amount at maturity.
Hypothetical Examples of Amounts Upon
Automatic Call or at Maturity**
N/A
– indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date.
* Reflects a call premium of
8.75% per annum. The call premium will be determined
on the Pricing Date and will not be less than 8.75% per annum.
** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower.
Least
Performing
Index Return
at Review
Date
Total Return at
First Review
Date*
Total Return at
Second
Review Date*
Total Return at
Fourth Review
Date*
Total Return at
Maturity if not
Automatically
Called
40.00%
8.75%
17.50%
35.00%
40.00%
20.00%
8.75%
17.50%
35.00%
20.00%
10.00%
8.75%
17.50%
35.00%
10.00%
5.00%
8.75%
17.50%
35.00%
5.00.00%
0.00%
8.75%
17.50%
35.00%
0.00%
-5.00% N/A
N/A
N/A
0.00%
-20.00% N/A
N/A
N/A
0.00%
-30.00% N/A
N/A
N/A
0.00%
-40.00% N/A
N/A
N/A
0.00%
-40.01% N/A
N/A
N/A
-40.01%
-50.0050.00%
N/A
N/A
N/A
-50.0050.00%
-60.00% N/A
N/A
N/A
-60.00%
-80.00% N/A
N/A
N/A
-80.00%
-100.00%
N/A
N/A
N/A
-100.00%
Review Date
Call Value
Call
Premium*
First
100.00%
At least
8.75%
Second
100.00%
At least
17.5017.50%
Third
100.00%
At least
26.2526.25%
Fourth
100.00%
At least
35.0035.00%
SET 2X. FWP WILL FILE TWICE (1 FILING PER REGISTRANT) 10312 - 1

Disclaimer
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr prosp ectus) with the SEC for any offerings to which these
materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents re lat ing to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPM organ Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Co Compa ny LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as a ny product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll toll-free 1 1-866 -535 -9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyo anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with withth eir own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Free writing Prospectus filed Pursuant to Rule 433; Registration
Statement Nos. 333 -236659 and 333 -236659 -01
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
• Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
• Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.
• If the notes are automatically called, the appreciation potential of the notes is limited to any Call Premium Amount paid on the notes notes.
• You are exposed to the risk of decline in the level of each Index.
• Your payment at maturity will be determined by the Least Performing Index.
• The benefit provided by the Contingent Buffer Amount may terminate on the final Review
DateDate.
• The automatic call may force a potential early exit exit.
• No interest payments, dividend payments or voting rights.
• JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index.
• The notes are subject to the risks associated with small capitalization companies companies.
• The notes are subject to the risks associated with non non-U.S. securities.
• As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
• The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
• The estimated value of the notes is determined by reference to an internal funding rate.
• The estimated value of the notes does not represent future values and may differ from others’
estimates.
• The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
• Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
• Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P.
Morgan and its affiliates while the value of the notes decline.
• The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk
Considerations” in the applicable preliminary pricing supplement for additional information.
North America Structured Investments
5yr SPX/RTY/NDX Auto Callable Contingent Buffered Equity Notes
SET 2X. FWP WILL FILE TWICE (1 FILING PER REGISTRANT) 10312 - 2